Exhibit 99.1

Ingles Markets, Incorporated Reports Results for Third Quarter and First Nine Months of Fiscal 2023

ASHEVILLE, N.C.--(BUSINESS WIRE)--August 3, 2023--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported results for the three and nine months ended June 24, 2023.

Robert P. Ingle II, Chairman of the Board, stated, “It is our goal to provide the best customer experience with fresh quality products at affordable prices. We appreciate our customers and associates for their continued dedication and loyalty.”

Third Quarter Results

Net sales totaled $1.43 billion for the quarter ended June 24, 2023, compared with $1.46 billion for the quarter ended June 25, 2022.

Gross profit for the third quarter of fiscal 2023 totaled $338.1 million, or 23.6% of sales. Gross profit for the third quarter of fiscal 2022 was $351.9 million, or 24.1% of sales.

Operating and administrative expenses for the third quarter of fiscal 2023 totaled $270.9 million compared with $257.3 million for the third quarter of fiscal 2022.

Interest expenses totaled $5.4 million for the third quarter of fiscal 2023, as compared with $5.3 million for the third quarter of fiscal 2022.

Net income totaled $48.3 million for the third quarter of fiscal 2023, as compared with $67.8 million for the third quarter of fiscal 2022. Basic and diluted earnings per share for Class A Common Stock were $2.60 and $2.54, respectively, for the quarter ended June 24, 2023, as compared with $3.65 and $3.57, respectively, for the quarter ended June 25, 2022. Basic and diluted earnings per share for Class B Common Stock were each $2.36 for the quarter ended June 24, 2023, as compared with $3.32 for the quarter ended June 25, 2022.

Nine Month Results

Net sales totaled $4.31 billion for the nine months ended June 24, 2023, as compared with $4.23 billion for the nine months ended June 25, 2022.

Gross profit for the nine months ended June 24, 2023, totaled $1.04 billion, or 24.0% of sales. Gross profit for the nine months ended June 25, 2022, totaled $1.05 billion, or 24.9% of sales.

Operating and administrative expenses totaled $816.0 million for the nine months ended June 24, 2023, as compared to $772.2 million for the nine months ended June 25, 2022.

Interest expenses remained flat at $16.1 million for both nine-month periods ended June 24, 2023, and June 25, 2022.

Net income totaled $158.2 million for the nine-month period ended June 24, 2023, compared with $202.6 million for the nine-month period ended June 25, 2022. Basic and diluted earnings per share for Class A Common Stock were $8.51 and $8.33, respectively, for the nine months ended June 24, 2023, as compared with $10.91 and $10.67, respectively, for the nine months ended June 25, 2022. Basic and diluted earnings per share for Class B Common Stock were each $7.74 for the nine months ended June 24, 2023, as compared with $9.92 of basic and diluted earnings per share for the nine months ended June 25, 2022.

Capital expenditures for the June 2023 nine-month period totaled $137.1 million, compared with $73.2 million for the June 2022 nine-month period. Capital expenditures for the entire fiscal year 2023 are expected to be approximately $170 million to $190 million.

The Company currently has no outstanding borrowings under its $150.0 million line of credit. The Company believes its financial resources, including its line of credit and other internal and external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

About Ingles Markets, Incorporated

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things: business and economic conditions generally in the Company’s operating area, including inflation or deflation; shortages of labor, distribution capacity, and some product shortages as the economy recovers from the COVID-19 pandemic; inflation in food, labor and gasoline prices; the Company’s ability to successfully implement our expansion and operating strategies; pricing pressures and other competitive factors, including online-based procurement of products the Company sells; sudden or significant changes in the availability of gasoline and retail gasoline prices; the maturation of new and expanded stores; general concerns about food safety; the Company’s ability to manage technology and data security; the availability and terms of financing; and increases in costs, including food, utilities, labor and other goods and services significant to the Company’s operations. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	June 24,	June 25,	June 24,	June 25,
	2023	2022	2023	2022

Net sales	$1,433,869	$1,458,167	$4,307,787	$4,226,815
Gross profit	338,101	351,879	1,035,196	1,050,986
Operating and administrative expenses	270,911	257,343	815,981	772,167
Gain from sale or disposal of assets	116	27	1,493	1,236
Income from operations	67,306	94,563	220,708	280,055
Other income, net	2,115	1,209	5,291	4,144
Interest expense	5,442	5,286	16,133	16,125
Income tax expense	15,719	22,723	51,695	65,481
Net income	$48,260	$67,763	$158,171	$202,593

Basic earnings per common share – Class A	$2.60	$3.65	$8.51	$10.91
Diluted earnings per common share – Class A	$2.54	$3.57	$8.33	$10.67
Basic earnings per common share – Class B	$2.36	$3.32	$7.74	$9.92
Diluted earnings per common share – Class B	$2.36	$3.32	$7.74	$9.92

Additional selected information:
Depreciation and amortization expense	$28,847	$29,259	$86,817	$88,524
Rent expense	$2,532	$2,983	$7,861	$8,543

Condensed Consolidated Balance Sheets (Unaudited)

	June 24,		Sept. 24,
	2023		2022
ASSETS
Cash and cash equivalents	$280,745		$267,199
Receivables-net	100,824		97,157
Inventories	481,958		457,946
Other current assets	33,174		15,830
Property and equipment-net	1,421,958		1,374,031
Other assets	88,494		83,348
TOTAL ASSETS	$2,407,153		$2,295,511

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$17,529		$17,621
Accounts payable, accrued expenses and current portion of other long-term liabilities	295,662		316,157
Deferred income taxes	69,266		73,578
Long-term debt	535,911		554,287
Other long-term liabilities	81,466		74,274
Total Liabilities	999,834		1,035,917
Stockholders' equity	1,407,319		1,259,594
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,407,153		$2,295,511

Contacts

Ingles Markets, Inc.
Pat Jackson, Chief Financial Officer
pjackson@ingles-markets.com
(828) 669-2941 (Ext. 223)